Exhibit 99.1

[Deluxe Logo]	Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E

September 28, 2004	For additional information:
Stuart Alexander Vice President Investor Relations (651) 483-7358
Deluxe Announces Pricing of Senior Notes
Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

St. Paul, Minn.—Deluxe Corporation (NYSE: DLX) announced today that it has priced an offering of $325 million of Senior Unsecured Notes that will mature in 2007 and $275 million that will mature in 2014, at a coupon of 3.50 percent and 5.125 percent, respectively.

Deluxe intends to use the net proceeds from the offerings to replace short-term debt associated with Deluxe’s recent acquisition of New England Business Service, Inc.

The Senior Unsecured Notes are being sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933. These notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This communication is not an offer of the notes. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Forward-looking Statements

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Our forward-looking statements speak only as of the time made, and except as required by federal securities laws, we assume no obligation to publicly update any such statements. Information concerning factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended June 30, 2004.

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